Exhibit 7.08

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT is made as of the thirteenth day of October, 1998, between TARRANT APPAREL GROUP, a California corporation (the “Company”), and Todd Kay (“Optionee”).

R E C I T A L S

A. The Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that it is to the advantage and in the best interests of the Company and its shareholders to grant a nonqualified stock option to Optionee covering 333,332 shares of the Company’s Common Stock (or any class of stock into which such Common Stock is converted or reclassified) (“Common Stock”) as an inducement to remain in the service of the Company and as an incentive for increased effort during such service, and has approved the execution of this Nonqualified Stock Option Agreement between the Company and Optionee.

B. The option granted hereby is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Option. The Company grants to Optionee the right and option (“Option”) to purchase on the terms and conditions hereinafter set forth, all or any part of an aggregate of 333,332 shares of Common Stock at the purchase price of $13.50 per share, which price is equal to the fair market value of such stock (as determined pursuant to Section 4 hereof) on the date of this Agreement. The Option shall be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on October 12, 2008 (the “Expiration Date”).

2. Vesting. The Option shall first become exercisable in the four equal installments of 83,333 shares on December 31, 1998, 1999, 2000 and 2001; provided, however, that (i) the right to purchase any such shares which theretofore has not become exercisable shall become exercisable on October 11, 2008 and (ii) the number of shares in each such installment shall be reduced by the percentage set forth in column (A) below in the event the Company’s pre-tax income for the twelve month period ended on the immediately preceding December 31 (“Milestone Pre-Tax Income”) shall bear the relationship set forth in column (B) below to the milestone for such twelve month period set forth in columns (C) and (D):

Reduction In Vesting	Relationship of Actual to Milestone Pre-Tax Income		Twelve Months Ended December 31	Milestone Pre-Tax Income
	Less Than Or Equal To	Greater Than
0%	N/A	100%
10%	99.9%	90%	1998	$35,000,000
20%	89.9%	80%	1999	$55,000,000
30%	79.9%	70%	2000	$69,000,000
40%	69.9%	60%	2001	$91,000,000
100%	59.9%	0%	2002	$119,000,000

3. Manner of Exercise. Each exercise of this Option shall be by means of a written notice of exercise delivered to the Company, specifying the number of shares to be purchased and accompanied by payment to the Company of the full purchase price of the shares to be purchased solely (i) in cash or by check payable to the order of the Company, (ii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of, Optionee, valued at their fair market value, as determined in accordance with Section 4 hereof, or (iii) (x) by a promissory note made by Optionee in favor of the Company, upon the terms and conditions determined by the Committee including, to the extent the Committee determines appropriate, a security interest in the shares issuable upon exercise or other property, or (y) through a “cashless exercise,” in either case complying with applicable law (including, without limitation, state and federal margin requirements), or any combination thereof. Shares of Common Stock used to satisfy the exercise price of this Option shall be valued at their fair market value determined (in accordance with Section 4 hereof) on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date). This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (a) one hundred (100) shares or (b) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

This Option may be exercised (i) during the lifetime of Optionee only by Optionee; (ii) to the extent permitted by the Committee or by the terms of this Agreement, Optionee’s spouse if such spouse obtained the Option pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder (“Qualified Domestic Relations Order”); and (iii) after Optionee’s death by his or her transferees by will or the laws of descent or distribution.

4. Fair Market Value of Common Stock. The fair market value of a share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price on the principal stock exchange on which such shares are then listed or, if such shares are not then listed on a stock exchange, by reference to the closing price (if approved for quotation on the NASDAQ National Market) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers, Inc.

through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal, for the business day immediately preceding the date on which the option is granted (which, for all purposes, shall be the date of this Agreement) or exercised (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

5. Shares to be Issued in Compliance with Federal Securities Laws and Exchange Rules. By accepting the Option, Optionee represents and agrees, for Optionee and his legal successors (by will or the laws of descent and distribution or through a Qualified Domestic Relations Order), that none of the shares purchased upon exercise of the Option will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or any applicable state “blue sky” laws. If required by the Committee at the time the Option is exercised, Optionee or any other person entitled to exercise the Option shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act or state blue sky laws by such person. The Company shall use its reasonable efforts to take all necessary and appropriate action to assure that the shares issuable upon the exercise of this Option shall be issued in full compliance with the Securities Act, state blue sky laws and all applicable listing requirements of any principal securities exchange on which shares of the same class are listed.

6. Withholding of Taxes. Upon the exercise of this Option, the Company shall have the right to require Optionee or Optionee’s legal successor to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares.

7. No Assignment. This Option and all other rights and privileges granted hereby shall not be transferred, either voluntarily or by operation of law otherwise than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. Upon any attempt to so transfer or otherwise dispose of this Option or any other right or privileges granted hereby contrary to the provisions hereof, this Option and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

8. Adjustment for Reorganizations, Stock Splits, etc. If the outstanding shares of Common Stock of the Company (or any other class of shares or securities which shall have become issuable upon the exercise of this Option pursuant to this sentence) are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares receivable upon the exercise of this Option, without change in the aggregate purchase price applicable to the unexercised portion of this Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the

Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, this Option shall terminate; provided, however, that notwithstanding the foregoing, the Committee shall provide in writing in connection with such transaction for the appropriate satisfaction of this Option by one or more of the following alternatives (separately or in combinations): (i) for the Option to become immediately exercisable notwithstanding the provisions of Sections 2 and 3; (ii) for the assumption by the successor corporation of this Option or the substitution by such corporation therefor of a new option covering the stock of the successor corporation or its affiliates with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Option by such successor corporation in the manner and under the terms provided herein; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of this Option.

Adjustments under this Section 8 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under this Option on any such adjustment.

9. Participation by Optionee in Other Company Plans. Nothing herein contained shall affect the right of Optionee to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any subsidiary of the Company.

10. No Rights as a Shareholder Until Issuance of Stock Certificate. Neither Optionee nor any other person legally entitled to exercise this Option shall be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares issuable upon any exercise of this Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to Optionee. No shares shall be issued and delivered upon the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

11. Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its affiliates, express or implied, to employ Optionee or contract for Optionee’s services, to restrict the Company’s or such affiliate’s right to discharge Optionee or cease contracting for Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between Optionee and the Company or any of its affiliates.

12. Execution. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California.

TARRANT APPAREL GROUP

By	/s/ Mark Kristof
Mark B. Kristof, Vice President—Finance and Chief Financial Officer

OPTIONEE

/s/ Todd Kay
Todd Kay

By her signature below, the spouse of Optionee agrees to be bound by all of the terms and conditions of the foregoing Agreement.

OPTIONEE’S SPOUSE

KIMBERLY SMITH KAY

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